Exhibit 99.B(h)(17)

AMENDMENT TO
COMPLIANCE SERVICES AGREEMENT

AMENDMENT made as of August 1, 2011, between Boston Trust & Walden Funds (formerly known as The Coventry Group) a Massachusetts business trust (the “Trust”) and Citi Fund Services Ohio, Inc., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to that certain Compliance Services Agreement, dated September 27, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to update the Agreement to reflect the Trust’s name change;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.        Name Change.

Effective as of the date of this Amendment, the Trust has changed its name to Boston Trust & Walden Funds and all references in the Agreement to “The Coventry Group” shall mean “Boston Trust & Walden Funds.”

2.        Representations and Warranties.

(a)               The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)               Citi represents that it has full power and authority to enter into and perform this Amendment.

3.        Miscellaneous.

(a)               This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)               Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.

Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)               Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)               This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

BOSTON TRUST & WALDEN FUNDS

By:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Joseph L. Rezabek

Name:	Joseph L. Rezabek

Title:	Vice President